Exhibit 21.1

Subsidiaries of Financial Engines, Inc.

Financial Engines Advisors L.L.C., a Delaware limited liability company.

Kansas City 727 Acquisition LLC, a Delaware limited liability company.

Mayberry Acquisition Sub I, LLC, a Delaware limited liability company.

Mayberry HoldCo I, Inc., a Delaware corporation.

Mayberry HoldCo II, Inc., a Delaware corporation.

The Mutual Fund Research Center, LLC, a Nevada limited liability company.

The Mutual Fund Store, LLC, a Missouri limited liability company.

The Mutual Fund Store–Houston LLC, a Kansas limited liability company.

Smart 401(k), LLC, a Kansas limited liability company.

TMFS Advisors, LLC, a Kansas limited liability company.

TMFS Advisory Services, LLC, a Kansas limited liability company.

TMFS Holdings, LLC, a Delaware limited liability company.

TMFS Insurance Agency, LLC, a Missouri limited liability company.

TMFS Management, LLC, a Kansas limited liability company.